Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE: March 22, 2007

Contact: Bob Weiner/Rebecca VanderLinde 301-283-0821 or 202-329-1700

CRC Health Reports Operating Results

for the Quarter & Year Ended December 31, 2006

CUPERTINO, CA, March 22, 2007 – CRC Health Corporation (formerly known as CRC Health Group, Inc.) (“CRC” or the “Company”), the nation’s largest substance abuse treatment and youth treatment provider, announced its results for the fourth quarter and the year ended December 31, 2006, reflecting contributions from the acquisition of Aspen Education Group, Inc. (“Aspen”) in the fourth quarter of 2006 and other acquisitions in 2006, its acquisition of Sierra Tucson in May 2005 and other acquisitions in 2005, collectively (the “2005-06 acquisitions”), and continued organic growth. A new reportable segment youth treatment division (“youth”) has been formed as a result of the acquisition of Aspen.

CRC’s acquisition of Aspen

On November 17, 2006 CRC acquired all the outstanding capital stock of Aspen for approximately $ 273.9 million in cash purchase consideration and the assumption of approximately $20.6 million in Aspen’s indebtedness as defined per the merger agreement (includes the buy-out of minority interest of $4.2 million).

Bain Capital Partners’ acquisition of CRC

On February 6, 2006, investment funds managed by Bain Capital Partners, LLC (“Bain”) completed the acquisition of CRC for approximately $723 million. As part of the transaction, certain members of the CRC management team partnered with Bain by retaining an equity stake in CRC. The acquisition resulted in several large merger-related expenses during the year ended 2006. CRC’s pro forma results excluding these unusual items can be derived from the reconciliation of non-GAAP “EBITDA from continuing operations” to non-GAAP “Adjusted Pro Forma EBITDA”, presented below. CRC refers to the February 6, 2006 Bain acquisition, the related mergers and related financings as the “Transactions.”

The date of the Bain acquisition was February 6, 2006, but for accounting purposes and to coincide with its normal financial closing, CRC has utilized January 31, 2006 as the effective date of the Bain acquisition. As a result, CRC has reported operating results and financial position for all periods presented prior to January 31, 2006 as those of the Predecessor Company and for all periods from and after February 1, 2006 as those of the Successor Company due to the resulting change in the basis of accounting. CRC’s operating results for the year ended December 31, 2006 are presented as the mathematical addition of CRC’s operating results for the one month ended January 31, 2006 to the operating results for the eleven months ended December 31, 2006. This approach is not consistent with accounting principles generally accepted in the United States of America (“GAAP”) and may yield results that are not strictly comparable on a period-to-period basis primarily due to the impact of purchase accounting entries recorded as a result of the Transactions. However, CRC’s management believes that it is a meaningful way to present CRC’s results of operations for the year ended December 31, 2006. In addition, due to differences in the basis of accounting, results for the year ended December 31, 2006 are not comparable to results of the year ended December 31, 2005.

Historical Financial Results

Fourth Quarter and Year Ended December 31, 2006 Financial Results

•

Net revenue for the fourth quarter of 2006 increased by $27.1 million, or 46.9%, to $85.1 million as compared to $57.9 million in the fourth quarter of 2005. Of the $27.1 million increase, the youth treatment division contributed $15.2 million and the remaining net revenue growth was driven by net revenue increases of $9.0 million, or 25.0% and $3.0 million, or 14.1%, in CRC’s residential and outpatient treatment divisions, respectively. The net revenue growth in the residential and outpatient treatment divisions was mainly driven by same-facility revenue increases of $3.3 million or 9.3% and $ 1.1 million or 5.4%, respectively, which was the result of increases in average daily census and net revenue per patient day. In addition, $5.5 million and $1.4 million of the residential and outpatient treatment divisions’ revenue growth, respectively, is attributable to the 2005-06 acquisitions that were not included in the fourth quarter of 2005.

•

Net revenue for the year ended December 31, 2006 increased by $62.2 million, or 29.7%, to $271.2 million compared to $209.0 million in 2005. The net revenue growth was driven by net revenue increases of $39.0 million, or 31.3% and $7.7 million, or 9.2%, in CRC’s residential and outpatient treatment divisions, respectively. The youth treatment division contributed $15.2 million to net revenue in 2006. The residential treatment division revenue growth was mainly driven by 2005-06 acquisitions growth of $26.1 million and partially due to the same-facility increase of $12.6 million or 10.3%, which was the result of increases in average daily census and net revenue per patient day. The outpatient treatment division revenue growth was mainly driven by same-facility revenue increase of $4.3 million or 5.2%, which was the result of increases in average daily census and net revenue per patient day. The remaining $3.7 million of the outpatient treatment division revenue growth was the result of start ups and 2006 acquisitions.

•

CRC’s operating margins declined to 15.0% during the fourth quarter of 2006 compared to 22.1% in the fourth quarter of 2005. The decline was due primarily to an increase of $2.8 million in depreciation and amortization expense resulting from an increase in the fair value of CRC’s assets recorded in connection with the Transactions and acquisition of Aspen and a non-cash charge of $0.9 million relating to stock option-based employee compensation expense. On a same-facility basis, CRC’s operating margins increased to 34.4% during the fourth quarter of 2006, as compared to 33.8% in the fourth quarter of 2005.

•

CRC’s operating margins declined to 3.5% in the year ended December 31, 2006 as compared to 23.3% in 2005. The decline was due primarily to one-time expenses of $43.7 million related to the Transactions, and to a lesser extent, from the increase of $6.7 million in depreciation and amortization expense resulting from an increase in the fair value of CRC’s assets recorded in connection with the Transactions and Aspen acquisition. In addition, non-cash charge of $3.5 million relating to stock option-based employee compensation expense contributed to the overall operating margin decline in 2006. On a same-facility basis, CRC’s operating margins increased to 35.5% in 2006 compared to 34.6% in 2005.

•

Net income for the fourth quarter of 2006 was $0.3 million compared to $4.9 million in the fourth quarter of 2005. The decrease in net income of $4.5 million in 2006 was mainly attributable to a $7.3 million increase in interest expense resulting from the issuance of new senior and subordinated debt related to the Transactions and to fund the acquisition of Aspen, offset by an income tax benefit of $0.7 million in 2006 versus an income tax expense of $2.5 million for a total change in income tax (benefit) expense of $3.1 million.

•

Net loss for the year ended December 31, 2006 was $35.5 million compared to net income of $18.0 million in 2005. In addition, to the factors described above in the 2006 operating margin decline, the net loss in 2006 was attributable to a $32.6 million increase in interest and other financing expense resulting from the issuances of new senior and subordinated debt related to the Transactions and to fund the acquisition of Aspen. The increase in expenses were offset by an income tax benefit of $9.4 million versus an income tax expense of $10.9 million for a total change in income tax (benefit) expense of $20.3 million. In addition, interest and other income in 2006 includes a gain of $0.1 million in fair value of interest rate swap agreement compared to a gain of $1.6 million in 2005.

Pro Forma Financial Results

Adjusted pro forma EBITDA was $22.1 million for the quarter ended December 31, 2006, compared to $16.1 million for the quarter ended December 31, 2005, an increase of $6.1 million, or 37.9%. Adjusted pro forma EBITDA was $97.0 million for the year ended December 31, 2006, compared to $65.5 million in 2005, an increase of $31.5 million, or 48.1%.

In order to supplement its condensed consolidated financial statements presented in accordance with GAAP, CRC is providing a summary to show the computation of earnings before interest, taxes, depreciation and amortization (“EBITDA”), as well as adjusted pro forma EBITDA. Adjusted pro forma EBITDA takes into account certain adjustments which are excluded from EBITDA for purposes of various covenants in the indenture governing CRC’s 10 3/4% senior subordinated notes due 2016 and its amended and restated credit agreement dated November 17, 2006. CRC believes that the adjusted pro forma EBITDA information presented provides useful information to both management and investors concerning its ability to meet its future debt service and to comply with certain covenants in its borrowing arrangements that are tied to these measures. CRC also believes that including the effect of these items allows management and investors to better compare CRC’s financial performance from period-to-period, and to better compare CRC’s financial performance with that of its competitors. The presentation of this additional information is not meant to be considered in isolation of, or as a substitute for, results prepared in accordance with GAAP.

The unaudited adjusted pro forma EBITDA for the periods presented gives effect to the 2005 acquisitions as if they had occurred on January 1, 2005 and 2006 acquisitions as if they had occurred on January 1, 2006. The pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable. The pro forma adjusted EBITDA is for informational purposes only and does not purport to represent what CRC’s results of operations or financial position would actually be if the 2005-06 acquisitions occurred at any date, nor does such information purport to project the results of operations for any future period.

CRC HEALTH CORPORATION

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

DECEMBER 31, 2006 (SUCCESSOR) AND DECEMBER 31, 2005 (PREDECESSOR)

(In thousands, except share amounts)

	December 31, 2006	December 31, 2005
	(Successor)	(Predecessor)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$4,206	$5,077
Accounts receivable, net of allowance for doubtful accounts of $8,235 in 2006 and $4,459 in 2005	33,805	23,418
Prepaid expenses	7,675	4,510
Other current assets	2,261	2,832
Income taxes receivable	6,496	—
Deferred income taxes	7,052	4,264

Total current assets	61,495	40,101
PROPERTY AND EQUIPMENT—Net	94,976	49,074
GOODWILL	702,425	265,977
INTANGIBLE ASSETS—Net	400,714	60,008
OTHER ASSETS	29,178	8,994

TOTAL ASSETS	$1,288,788	$424,154

LIABILITIES AND STOCKHOLDER’S EQUITY
CURRENT LIABILITIES:
Accounts payable	$6,714	$5,348
Accrued liabilities	34,827	14,400
Income taxes payable	—	3,384
Current portion of long-term debt	10,743	11,550
Other current liabilities	27,941	3,135

Total current liabilities	80,225	37,817
LONG-TERM DEBT—Less current portion	615,785	248,381
OTHER LONG-TERM LIABILITIES	5,526	469
DEFERRED INCOME TAXES	149,827	9,877

Total liabilities	851,363	296,544

MINORITY INTEREST	251	—
Predecessor Company—Mandatorily redeemable stock—324,731,796 shares authorized; 262,399,056 shares issued and outstanding at December 31, 2005	—	115,625

STOCKHOLDER’S EQUITY:
Predecessor Company—Series A common stock, $0.000001 par value—378,090,843 shares authorized; 8,652,429 shares issued and outstanding at December 31, 2005
Successor Company—Common stock, $0.001 par value—1,000 shares authorized; 1,000 shares issued and outstanding at December 31, 2006
Additional paid-in capital	433,652	215
Retained earnings	3,522	11,770

Total stockholder’s equity	437,174	11,985

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$1,288,788	$424,154

CRC HEALTH CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands) (unaudited)

	Three Months Ended December 31, 2006	Three Months Ended December 31, 2005	Eleven Months Ended December 31, 2006	One Month Ended January 31, 2006	Twelve Months Ended December 31, 2006	Twelve Months Ended December 31, 2005
	(Successor)	(Predecessor)	(Successor)	(Predecessor)	Combined	(Predecessor)
NET REVENUE:
Net client service revenue	$83,809	$56,626	$246,880	$19,360	$266,240	$205,833
Other revenue	1,285	1,319	4,448	490	4,938	3,189

Net revenue	85,094	57,945	251,328	19,850	271,178	209,022

OPERATING EXPENSES:
Salaries and benefits	41,692	26,118	118,954	9,265	128,219	96,241
Supplies, facilities and other operating costs	24,918	15,042	69,331	4,561	73,892	55,640
Provision for doubtful accounts	1,811	1,158	5,106	285	5,391	3,041
Depreciation and amortization	3,947	1,162	10,193	361	10,554	3,850
Acquisition related costs	—	1,636	—	43,710	43,710	1,636

Total operating expenses	72,368	45,116	203,584	58,182	261,766	160,408

INCOME (LOSS) FROM OPERATIONS	12,726	12,829	47,744	(38,332)	9,412	48,614

INTEREST EXPENSE, NET	(13,240)	(5,974)	(41,338)	(2,505)	(43,843)	(19,744)
OTHER FINANCING COSTS	—	—	—	(10,655)	(10,655)	(2,185)
OTHER INCOME	124	455	89	55	144	2,232

(LOSS) INCOME FROM OPERATIONS BEFORE INCOME TAXES	(390)	7,310	6,495	(51,437)	(44,942)	28,917
INCOME TAX (BENEFIT) EXPENSE	(683)	2,457	3,011	(12,444)	(9,433)	10,916
MINORITY INTEREST IN LOSS OF A SUBSIDIARY	(38)	—	(38)	—	(38)	—

NET INCOME (LOSS)	$331	$4,853	$3,522	$(38,993)	$(35,471)	$18,001

Reconciliation of GAAP “Cash flows provided by (used in) operating activities” to non-GAAP “EBITDA from continuing operations” and Reconciliation of non-GAAP “EBITDA from continuing operations” to GAAP “Net income”

(In thousands) (unaudited)

	Three Months Ended December 31, 2006	Three Months Ended December 31, 2005	Eleven Months Ended December 31, 2006	One Month Ended January 31, 2006	Year Ended December 31, 2006	Year Ended December 31, 2005
	(Successor)	(Predecessor)	(Successor)	(Predecessor)	Combined	(Predecessor)
Cash flows provided by (used in) operating activities	$1,897	$6,684	$(4,486)	$1,201	$(3,285)	$23,902
Write-off of debt discount and capitalized financing costs	—	—	—	(10,655)	(10,655)	(2,185)
Acquisition and financing related costs	—	—	—	(24,445)	(24,445)	—
Amortization of debt discount and capitalized financing costs	(924)	(571)	(2,906)	(162)	(3,068)	(1,653)
Non-cash forgiveness of note receivable from CEO	—	(205)	—	—	—	(205)
Stock-based compensation	(883)	—	(3,469)	(17,666)	(21,135)	—
Deferred income taxes	(306)	(726)	85	—	85	(1,933)
Net effect of changes in non-current net assets	230	475	271	(1,331)	(1,060)	1,050
Net effect of working capital changes	4,264	358	24,220	14,426	38,646	2,875
Interest expense and other financing costs	13,240	5,974	41,338	13,160	54,498	21,929
Income tax (benefit) expense	(683)	2,457	3,011	(12,444)	(9,433)	10,916

EBITDA from continuing operations	16,835	14,446	58,064	(37,916)	20,148	54,696
Interest expense and other financing costs	(13,240)	(5,974)	(41,338)	(13,160)	(54,498)	(21,929)
Income tax benefit (expense)	683	(2,457)	(3,011)	12,444	9,433	(10,916)
Depreciation and amortization	(3,947)	(1,162)	(10,193)	(361)	(10,554)	(3,850)

Net income (loss)	$331	$4,853	$3,522	$(38,993)	$(35,471)	$18,001

Reconciliation of non-GAAP “EBITDA from continuing operations” to non-GAAP “Adjusted pro forma EBITDA”

(In thousands) (unaudited)

	Three Months Ended December 31, 2006	Three Months Ended December 31, 2005	Twelve Months Ended December 31, 2006	Twelve Months Ended December 31, 2005
	(Successor)	(Predecessor)	(Successor)	(Predecessor)
EBITDA from continuing operations	$16,835	$14,446	$20,148	$54,696

Pre-acquisition Adjusted EBITDA from Aspen acquisition	2,102	—	21,076	—
Pre-acquisition Adjusted EBITDA from Sierra Tucson acquisition	—	—	—	5,685
Pre-acquisition Adjusted EBITDA from other acquisitions in 2005	—	—	—	2,592
Pre-acquisition Adjusted EBITDA from other acquisitions in 2006	—	—	3,387	—
Expenses incurred in anticipation of a contemplated public offering	—	—	—	824
Hurricane losses	—	—	—	191
Corporate office relocation expenses	—	—	—	80
Expenses related to forgiveness of loan to CEO	—	205	—	205
Expenses incurred related to the Transactions	(17)	1,636	43,722	1,636
Unrecognized profit on deferred revenue	1,901	—	3,456	466
Stock-based compensation expense	883	—	3,469	—
Gain on termination of interest rate swap	—	—	—	(585)
Gain on interest rate swap	(124)	(454)	(164)	(1,643)
(Gain) loss on fixed asset disposal	(5)	19	(42)	103
Management fees to Sponsor	508	163	1,834	1,153
Profit in minority interest (no dividends paid)	(38)	—	(38)	—
Franchise Taxes	101	35	163	78
Write-off of cancelled acquisitions	—	—	22	—
Write-off of intangible assets	—	—	—	41

Adjusted Pro forma EBITDA (1) (2)	$22,146	$16,050	$97,033	$65,522

(1)	The Adjusted Pro forma EBITDA for the three months and for the year ended December 31, 2006 gives effect to the 2006 acquisitions as if they had occurred on January 1, 2006. The pre-acquisition Adjusted EBITDA for the 2006 acquisitions are not included in the Adjusted Pro forma EBITDA amounts for the three months and for the year ended December 31, 2005. Adjusted EBITDA for the 2006 acquisitions (pre and post acquisition by CRC) included in the Adjusted Pro forma EBITDA for the three months and for the year ended December 31, 2006 are $5.7 million and $28.7 million, respectively.

(2)	The Adjusted Pro forma EBITDA presented herein excludes adjustments for cash rent, Aspen start-up losses and synergies, which are included in the Adjusted Pro forma EBITDA calculation as previously reported in the current report on Form 8-K filed on October 30, 2006 in Exhibit 99.2 under the section “Unaudited Pro Forma Adjusted EBITDA for the Twelve Months Ended September 30, 2006.”

CRC Health Corporation

Selected Statistics (1)

	Three Months Ended December 31, 2006	Three Months Ended December 31, 2005	Year Ended December 31, 2006	Year Ended December 31, 2005
	(Successor)	(Predecessor)	(Successor)	(Predecessor)
Residential treatment facilities data
Number of inpatient facilities—end of period	28	21	28	21
Number of outpatient facilities—end of period	18	18	18	18
Available beds—end of period	1,724	1,332	1,724	1,332
Average daily census	1,408	1,162	1,290	1,081
Occupancy rate	81.7%	87.2%	86.7%	87.6%
Net revenue per patient day	$348.65	$338.00	$348.21	$316.53

Outpatient treatment facilities data
Number of outpatient treatment facilities—end of period	59	49	59	49
Average daily census	24,150	21,409	22,726	21,054
Net revenue per patient day	$11.07	$10.95	$11.03	$10.91

(1)	Youth treatment facilities selected statistics will be provided beginning Q1’07 earnings release

Conference Call

CRC will host a conference call; open to all interested parties, on Tuesday, March 27, 2007 beginning at 10:00 AM Pacific Daylight Time or 1:00 PM Eastern Daylight Time. The number to call within the United States is (866) 409-1555. Participants outside the United States should call (913)-312-1235. The conference ID is 8710014. A replay of the conference call will be available starting three hours after the completion of the call until Tuesday, April 3, 2007. The replay number for callers within the United States is (888)-203-1112 or (719)-457-0820 from outside the United States and the conference ID for all callers is 8710014.

Forward-Looking Statements

This press release includes or may include “forward-looking statements.” All statements included herein, other than statements of historical fact, may constitute forward-looking statements. Although CRC believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, among others, the following factors: changes in government reimbursement for CRC’s services; our substantial indebtedness; changes in applicable regulations or a government investigation or assertion that CRC has violated applicable regulations; attempts by local residents to force our closure or relocation; the potentially difficult, unsuccessful or costly integration of recently acquired operations and future acquisitions; the potentially difficult, unsuccessful or costly opening and operating of new treatment facilities; the possibility that commercial payors for CRC’s services may undertake future cost containment initiatives; the limited number of national suppliers of methadone used in CRC’s outpatient treatment clinics; the failure to maintain established relationships or cultivate new relationships with patient referral sources; shortages in qualified healthcare workers; natural disasters such as hurricanes, earthquakes and floods; competition that limits CRC’s ability to grow; the potentially costly implementation of new information systems to comply with federal and state initiatives relating to patient privacy, security of medical information and electronic transactions; the potentially costly implementation of accounting and other management systems and resources in response to financial reporting and other requirements; the loss of key members of CRC’s management; claims asserted against CRC or lack of adequate available insurance; and certain restrictive covenants in CRC’s debt documents.